Exhibit 99.1

VMware Reports First Quarter 2010 Results

•	Revenue Growth of 35% to $634 Million

•	GAAP Operating Margin of 16.1%; Non-GAAP Operating Margin of 27.6%

•	Operating Cash Flows Growth of 37% to $355 Million; Free Cash Flows Growth of 68% to $326 Million

PALO ALTO, Calif., April 20, 2010 — VMware, Inc. (NYSE: VMW), the global leader in virtualization solutions from the desktop through the datacenter to the cloud, today announced financial results for the first quarter 2010:

•	Revenues for the first quarter were $634 million, an increase of 35% from the first quarter of 2009.

•

GAAP operating income for the first quarter was $102 million, an increase of 18% from the first quarter of 2009. Non-GAAP operating income for the first quarter was $175 million, an increase of 45% from the first quarter of 2009.

•	GAAP net income for the first quarter was $78 million, or $0.19 per diluted share, compared to $70 million, or $0.18 per diluted share, for the first quarter of 2009.

Non-GAAP net income for the first quarter was $133 million, or $0.32 per diluted share, compared to $100 million, or $0.25 per diluted share, for the first quarter of 2009.

•

Cash and cash equivalents as of March 31, 2010 were $2.8 billion, an increase of 36% compared to a year ago. Total deferred revenues were $1.4 billion, an increase of 48% from the same period a year ago.

•

Operating cash flows were $355 million, an increase of 37% from the first quarter of 2009. Free cash flows for the quarter were $326 million, an increase of 68% from the first quarter of 2009. For the trailing twelve months ended March 31, 2010, operating cash flows were $1.1 billion and free cash flows were $972 million.

US revenues for the first quarter increased 30% to $317 million from the first quarter of 2009. International revenues for the first quarter grew 40% to $317 million from the first quarter of 2009.

License revenues were $312 million, an increase of 21% from the first quarter of 2009.

Services revenues, which include software maintenance and professional services, were $322 million, an increase of 51% from the first quarter of 2009.

“The quarter’s strong performance reinforces our position that virtualization is becoming a cornerstone for customers’ IT strategy, particularly since it enables them an evolutionary path forward to cloud computing,” said Paul Maritz, president and chief executive officer. “With this broad acceptance of virtualization, it allows us to maintain an innovative and aggressive strategy to help remove complexity from IT and deliver on our vision of enabling IT-as-a-service.”

“Our strong first quarter results were driven by pent up customer demand, carried over from last quarter, as well as a strong performance in Europe, China and Japan,” said Mark Peek, chief financial officer. “We expect second quarter license revenues to be down sequentially, but total revenues to increase to a range of $635 and $665 million incorporating increased revenues from the acquisition of Zimbra and assets acquired from EMC. We also expect annual 2010 revenues to be in the range of $2.625 and $2.725 billion, an increase of 30% to 35% from 2009.”

Recent Highlights & Strategic Announcements

•

VMware Partner Exchange 2010 broke the event’s 2009 attendance and sponsorship records with more than 2,600 attendees and 55 sponsors, including Arrow ECS, Cisco, EMC, HP, Ingram Micro, NetApp, Novell, Trend Micro and Wyse.

•

VMware announced a definitive agreement with EMC to acquire certain products and expertise from EMC’s Ionix IT management business, including solutions aimed at delivering improved management and deployment of servers and applications in a virtualized data center.

•

VMware announced programs for the Small and Medium Business (SMB) market including the availability of VMware Go, a Web-based service that provides an easy on-ramp to virtualization, and the promotion of vSphere Essentials, offering up to 50% off the list price for SMBs.

•	Cisco and NetApp, along with VMware introduced a Secure Multi-tenancy Design Architecture designed to provide enhanced security in cloud environments.

VMware plans to host a conference call today to review its first quarter results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

About VMware

VMware delivers solutions for business infrastructure virtualization that enable IT organizations to energize businesses of all sizes. With the industry leading virtualization platform – VMware vSphere™ – customers rely on VMware to reduce capital and operating expenses, improve agility, ensure business continuity, strengthen security and go green. With 2009 revenues of $2 billion, more than 170,000 customers and 25,000 partners, VMware is the leader in virtualization which consistently ranks as a top priority among CIOs. VMware is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables entitled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our financial outlook for second quarter and full year 2010 including the impact of acquisitions, the future role of virtualization in cloud computing and our strategies directed at the development and adoption of IT-as-a-service technologies. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and IT-as-a-service, (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation, and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates.

These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware disclaims any obligation to update any such forward-looking statements after the date of this release.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$78,421	$69,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,788	41,383
Stock-based compensation, excluding amounts capitalized	63,697	49,815
Excess tax benefits from stock-based compensation	(23,918)	(230)
Other	1,417	493
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	185,231	74,161
Other assets	(845)	10,209
Due to/from EMC, net	25,776	(15,384)
Accounts payable	(2,647)	(19,457)
Accrued expenses	(51,202)	(12,428)
Income taxes payable	14,365	20,377
Deferred income taxes, net	(4,221)	(6,844)
Deferred revenue	15,090	47,209

Net cash provided by operating activities	354,952	259,239

Cash flows from investing activities:
Additions to property and equipment	(31,112)	(35,825)
Capitalized software development costs	(21,861)	(29,935)
Purchase of investments	—	(745)
Business acquisitions, net of cash acquired	(106,550)	—
Increase in restricted cash	(16,848)	—

Net cash used in investing activities	(176,371)	(66,505)

Cash flows from financing activities:
Proceeds from issuance of common stock	109,775	4,503
Repurchase of common stock	(31,348)	—
Excess tax benefits from stock-based compensation	23,918	230
Shares repurchased for tax withholdings on vesting of restricted stock	(10,906)	(6,797)

Net cash provided by (used in) financing activities	91,439	(2,064)

Net increase in cash and cash equivalents	270,020	190,670
Cash and cash equivalents at beginning of the period	2,486,461	1,840,812

Cash and cash equivalents at end of the period	$2,756,481	$2,031,482

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2010	2009
Revenues:
License	$312,177	$257,003
Services	321,356	213,307

	633,533	470,310
Operating expenses (1):
Cost of license revenues	40,121	20,359
Cost of services revenues	68,529	54,644
Research and development	138,112	105,401
Sales and marketing	216,829	154,144
General and administrative	67,756	48,859

Operating income	102,186	86,903
Investment income	685	3,062
Interest expense with EMC, net	(901)	(2,674)
Other expense, net	(4,331)	(1,824)

Income before income taxes	97,639	85,467
Income tax provision	19,218	15,532

Net income	$78,421	$69,935

Net income per weighted-average share, basic for Class A and Class B	$0.19	$0.18

Net income per weighted-average share, diluted for Class A and Class B	$0.19	$0.18

Weighted-average shares, basic for Class A and Class B	404,480	389,857
Weighted-average shares, diluted for Class A and Class B	416,853	391,111

(1) Includes stock-based compensation as follows:

Cost of license revenues	$385	$330
Cost of services revenues	4,157	3,475
Research and development	34,723	23,904
Sales and marketing	16,047	13,834
General and administrative	8,385	8,272

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,756,481	$2,486,461
Accounts receivable, less allowance for doubtful accounts	353,122	534,196
Due from EMC, net	626	26,402
Deferred tax asset, current portion	80,113	63,360
Income taxes receivable from EMC	2,967	2,967
Other current assets	87,316	69,094

Total current assets	3,280,625	3,182,480
Property and equipment, net	405,695	402,356
Capitalized software development costs, net and other	172,042	169,293
Deferred tax asset, net of current portion	103,756	102,529
Intangible assets, net	127,139	94,557
Goodwill	1,189,874	1,115,769

Total assets	$5,279,131	$5,066,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,113	$50,566
Accrued expenses	272,466	324,061
Income taxes payable	1,831	10,462
Deferred revenue, current portion	934,099	908,953

Total current liabilities	1,254,509	1,294,042
Note payable to EMC	450,000	450,000
Deferred revenue, net of current portion	423,981	416,345
Deferred tax liability	62,036	60,300
Other liabilities	109,555	103,346

Total liabilities	2,300,081	2,324,033
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 107,299 and 102,785 shares	1,073	1,028
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	2,538,538	2,339,079
Accumulated other comprehensive income	4,985	4,563
Retained earnings	431,454	395,281

Total stockholders’ equity	2,979,050	2,742,951

Total liabilities and stockholders’ equity	$5,279,131	$5,066,984

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (4)	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$40,121	$(385)	$(12)	$(3,111)	$—	$(23,681)	$—	$—	$12,932
Cost of services revenues	$68,529	(4,157)	(55)	(257)	—	—	—	—	$64,060
Research and development	$138,112	(34,723)	(983)	(473)	—	26,041	(4,180)	—	$123,794
Sales and marketing	$216,829	(16,047)	(337)	(440)	—	—	—	—	$200,005
General and administrative	$67,756	(8,385)	(211)	(38)	(1,239)	—	—	—	$57,883

Operating income	$102,186	63,697	1,598	4,319	1,239	(2,360)	4,180	—	$174,859

Income before income taxes	$97,639	63,697	1,598	4,319	1,239	(2,360)	4,180	—	$170,312

Income tax provision	$19,218							18,251	$37,469

Quarterly tax rate	19.7%								22.0%

Net income	$78,421	63,697	1,598	4,319	1,239	(2,360)	4,180	(18,251)	$132,843

Net income per weighted-average share, basic for Class A and Class B (2)	$0.19	$0.16	$0.01	$0.01	$0.00	$0.00	$0.01	$(0.05)	$0.33

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.19	$0.15	$0.00	$0.01	$0.00	$0.00	$0.01	$(0.04)	$0.32

(1)	For the first quarter of 2010, VMware capitalized $26.0 million (including $4.2 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $23.7 million for the first quarter of 2010.
(2)	Calculated based upon 404,480 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 416,853 diluted weighted-average shares for Class A and Class B.
(4)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$20,359	$(330)	$(1)	$(2,757)	$(10,652)	$—	$6,619
Cost of services revenues	$54,644	(3,475)	(1)	—	—	—	$51,168
Research and development	$105,401	(23,904)	(195)	—	36,381	(6,446)	$111,237
Sales and marketing	$154,144	(13,834)	(40)	(428)	—	—	$139,842
General and administrative	$48,859	(8,272)	(13)	(124)	—	—	$40,450

Operating income	$86,903	49,815	250	3,309	(25,729)	6,446	$120,994

Income before income taxes	$85,467	49,815	250	3,309	(25,729)	6,446	$119,558

Income tax provision	$15,532	9,934	65	1,168	(8,115)	1,285	$19,869

Quarterly tax rate	18.2%						16.6%

Net income	$69,935	39,881	185	2,141	(17,614)	5,161	$99,689

Net income per weighted-average share, basic for Class A and Class B (2)	$0.18	$0.10	$0.00	$0.01	$(0.04)	$0.01	$0.26

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.18	$0.10	$0.00	$0.01	$(0.05)	$0.01	$0.25

(1)	For the first quarter of 2009, VMware capitalized $36.4 million (including $6.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $10.7 million for the first quarter of 2009.
(2)	Calculated based upon 389,857 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 391,111 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2010	2009
Revenues:
License	$312,177	$257,003
Services:
Software maintenance	267,244	175,740
Professional services	54,112	37,567

Total services	321,356	213,307

	$633,533	$470,310

Percentage of revenues:
License	49.3%	54.6%
Services:
Software maintenance	42.2%	37.4%
Professional services	8.5%	8.0%

Total services	50.7%	45.4%

	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Three Months Ended March 31, 2010 and 2009

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2010	2009
GAAP cash flows from operating activities	$354,952	$259,239
Capitalized software development costs	(21,861)	(29,935)
Excess tax benefits from stock-based compensation	23,918	230
Capital expenditures	(31,112)	(35,825)

Free cash flows	$325,897	$193,709

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Trailing Twelve Months Ended March 31, 2010 and 2009

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended March 31,
	2010	2009
GAAP cash flows from operating activities	$1,081,329	$926,190
Capitalized software development costs	(60,537)	(116,671)
Excess tax benefits from stock-based compensation	49,902	63,314
Capital expenditures	(98,662)	(178,399)

Free cash flows	$972,032	$694,434

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income and free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items, and the net effect of the amortization and capitalization of software development costs, each as discussed below.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets, provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Amortization and capitalization of software development costs. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. If we did not capitalize costs under generally accepted accounting guidance, our GAAP operating cash flows would be lower as a result of additional expense recognized within net income and paid out in cash during the period.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436